UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

ASHFORD HOSPITALITY PRIME, INC.

(Name of the Registrant as Specified in its Charter)

SESSA CAPITAL (MASTER), L.P.

SESSA CAPITAL GP, LLC

SESSA CAPITAL IM, L.P.

SESSA CAPITAL IM GP, LLC

JOHN E. PETRY

LAWRENCE A. CUNNINGHAM

PHILIP B. LIVINGSTON

DANIEL B. SILVERS

CHRIS D. WHEELER

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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On March 28, 2016, Sessa Capital (Master), L.P. issued and posted to http://FixAshfordPrime.com the following press release:

SESSA CAPITAL MOVES TO DISMISS THIRD LAWSUIT FILED BY ASHFORD GROUP

Asserts that Ashford’s Lawsuit is Part of a Coordinated Campaign by the Ashford Group to Retaliate

Against Sessa for Pursuing a Proxy Campaign

Sessa Remains Committed to Electing Control Slate of Five Highly Qualified Directors at
2016 Annual Meeting

New York – March 28, 2016 – Sessa Capital (Master), L.P. (“Sessa”), owner of 8.2% of the outstanding common shares of Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) continues to fight for the right of all Ashford Prime shareholders to have a fair election at the upcoming Company annual meeting, which the Company’s lawyers claim will be held the week of June 6, 2016. Today Sessa announced that it has filed a motion to dismiss Ashford, Inc.’s (“Ashford”) lawsuit filed against Sessa on March 22, 2016 in the District Court of Dallas County, Texas. Sessa filed this motion under two Texas rules, including the Texas Citizens Participation Act, Texas’ anti-SLAPP law that allows expedited dismissal of retaliatory lawsuits intended to intimidate and silence parties from speaking out on matters of public concern.

Ashford’s lawsuit is the third lawsuit against Sessa in the past five weeks, each filed by an entity controlled by Ashford group Chairman Monty Bennett. Sessa believes the latest lawsuit, which makes a series of laughable accusations, is without merit and intends to vigorously defend itself and its nominees. Ashford and Ashford Prime, where Monty Bennett serves as CEO and Chairman of each, have formed what Sessa believes is a group to pursue a litigation strategy with the goal of entrenching Ashford Prime’s incumbent directors. Sessa will not be intimidated by the collective actions of the Ashford group to prevent Sessa from asserting its rights to participate in a fair election.

John Petry, Sessa’s Founder and Managing Partner, stated, “It was apparently not enough for Ashford Prime’s Chairman, Monty Bennett, to use the shareholder resources of one public company in what we believe is an attempt to thwart shareholder democracy. Now, he is using a second public company in his campaign to cling to power and evade scrutiny. We will continue to fight these meritless claims.”

Petry continued, “While we welcome the chance to allow shareholders to evaluate our slate of directors as alternatives to the incumbent board, the Ashford group continues to use litigation in an effort to deprive shareholders of any such choice. We question the Chairman Bennett controlled group’s actions, which include trying to issue Bennett himself additional voting shares for a penny per share, suing to prevent competition on the ballot and threatening shareholders with the enormous financial harm of the Proxy Penalty if Chairman Bennett’s favored incumbents are not re-elected. We call upon the incumbent Ashford Board to comply with their fiduciary duty obligations with regard to the Proxy Penalty and to stop the campaign of fear, challenging them instead to run on their record. We remain committed to enhancing Ashford Prime’s corporate governance and working to maximize the value of its portfolio of assets.”

For additional details and materials, please visit FixAshfordPrime.com.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Sessa Capital (Master), L.P. (“Sessa Capital”) and the other Participants (as defined below) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and an accompanying WHITE proxy card to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2016 annual shareholders meeting of Ashford Prime. The participants in the proxy solicitation include Sessa, Sessa Capital GP, LLC, Sessa Capital IM, L.P., Sessa Capital IM GP, LLC, John E. Petry, Lawrence A. Cunningham, Philip B. Livingston, Daniel B. Silvers, and Chris D. Wheeler (collectively, the “Participants”).

SESSA CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF ASHFORD PRIME TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS RELATING TO THE PARTICIPANTS’ SOLICITATION BECAUSE THEY CONTAIN IMPORTANT INFORMATION INCLUDING INFORMATION ABOUT THE PARTICIPANTS. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED AT (888) 750-5834.

Media Contacts:

Sard Verbinnen & Co

Dan Gagnier / Mark Harnett

212.687.8080

Daniel Goldstein

310.201.2040

Investor Contacts:

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger

212.750.5833